EXHIBIT 7.3

Cann American Corp.

(the Company”)

Special Meeting of the Board of Directors

Effective Date of Special Meeting: April 18th , 2021

Pursuant to the Wyoming Revised Statutes and the Bylaws of the Company, the undersigned being all the Directors of the Company, a Wyoming Corporation, Consents, without the formality of convening a meeting, to the following actions of the Company:

Divestment of Subsidiary

Be it RESOLVED that:

1.      Due to the inactivity of Seed Fund LLC, having no operations, investments or debts with the company, and no longer being viable to the company's direction, the Directors hereby consent to the immediate unwinding and divestment of the subsidiary from the Company to Jason Black, individually.

2.      The Company shall retain a new web developer to remove Seed Fund LLC from its website at its earliest convenience.

/s/ Jason Black
Jason Black Director/CEO Cann American Corp.

1

Cann American Corp.
(the “Company”)

Special Meeting of the Stockholders

Effective Date of Special Meeting: April 18th, 2021

Pursuant to the Wyoming Revised Statutes and Article 3.4 of the Bylaws of the Company, “ Special meetings of the stockholders of the corporation may be called by the Chairman of the Board of Directors or the Board of Directors.”, the undersigned being all the Directors of the Company, a Wyoming Corporation, calls this Special Meeting of the Stockholders as set forth below:

Approval of Divestment of Subsidiary

Whereas pursuant to Article 3.7 of the Bylaws of the Company: “Any action which may be taken by the vote of stockholders at a meeting may be taken without a meeting if authorized by the written consent of stockholders holding at least a majority of the voting power,”, and

Whereas the undersigned being the stockholder of all 500,000 Series A preferred shares and 1,500,000 Series B preferred shares, and

Whereas the Series A, if one share is issued, the total aggregate being equal to 4 times that of every issued and outstanding Common and Series B share combined, and

Whereas each Series B has a value of 2.50 per share divided by the par value of .0001 of the Common shares, and

Whereas pursuant to Article 3.12 of the Bylaws of the Company: “each outstanding share entitled to vote shall be entitled to one vote upon each matter submitted to a vote at a meeting of stockholders,”, and

Whereas the undersigned holds in excess of more than 51% of all votes

Be it Resolved that:

1.       The Stockholders, by authorized consent and a vote of the majority stockholder, in lieu of calling meeting of the stockholders consents to the Board of director's resolution held on April, 18 2021, whereas the subsidiary Seed Fund LLC shall be divested and unwound. Its control to be transferred to Jason Black, individually.

By:	/s/ Jason Black
Jason Black Director/President/CEO and Majority Stockholder

2